Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE October 26, 2009

Tellabs reports third-quarter 2009 revenue of $389 million

Gross profit margins rise to 41.7% as operations generate $66 million in cash

Naperville, Ill. — Tellabs’ third-quarter 2009 revenue totaled $389 million, compared with $424 million in the third quarter of 2008. Almost half of overall revenue came from growth products, including the Tellabs® 6300, 7100, 7300, 8600 and 8800 systems and professional services.

Tellabs earned $29 million or 7 cents per share on a GAAP (U.S. generally accepted accounting principles) basis, compared with a loss of $999 million or $2.51 per share in the year-ago quarter, which included a non-cash goodwill charge of $988 million.

On a non-GAAP basis, Tellabs earned $28 million or 7 cents per share, up 51% from $19 million or 5 cents per share in the year-ago quarter. The current quarter’s non-GAAP results exclude pretax charges of $11 million, which includes $4.5 million or 0.8 cents per share for equity-based compensation.

GAAP gross profit margin was 41.7% in the third quarter of 2009, compared with 38.2% in the year-ago quarter. The company generated $66 million in cash from operations and added $12 million to its cash, cash equivalents and marketable securities, which rose to more than $1.25 billion. During the quarter, Tellabs repurchased approximately 9.5 million shares at a cost of $62 million under previously announced share repurchase programs.

“As we innovate to help our customers and company succeed, Tellabs continues to increase gross profit margins and generate cash,” said Rob Pullen, Tellabs president and chief executive officer. “Tellabs’ recently announced acquisition of WiChorus will bring customers breakthrough technology for the mobile Internet, logically extend our mobile business into an adjacent high-growth market and help ensure Tellabs’ future growth.”

For the third quarter of 2009, Broadband segment revenue was $206 million, Transport segment revenue was $128 million and Services segment revenue was $55 million.

More detailed information, including non-GAAP reconciliation tables and year-over-year segment comparisons, can be found in the Results of Operations section of this news release. The full text of the news release is available at www.tellabs.com/news/2009/3q09.pdf

Fourth-Quarter 2009 Guidance — The following statements are based on current expectations and involve risks and uncertainties, some of which are set forth below. Compared with the third quarter of 2009, Tellabs expects fourth-quarter revenue to be flat, plus or minus three percent. Non-GAAP gross margin is expected to be 43%, plus or minus one or two points, depending on product mix. Non-GAAP operating expense is expected to be flat to slightly down. Non-GAAP gross margin excludes about $1 million, and non-GAAP operating expense excludes about $4 million, in equity-based compensation expense.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its third-quarter 2009 results and provide its outlook for the fourth quarter of 2009. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until midnight Central Daylight Time on Wednesday, Oct. 28, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 34936537. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

About Tellabs — Tellabs helps customers succeed through innovation. That’s why 43 of the top 50 global telecom service providers choose our mobile, optical and business solutions. We help telecom service providers, independent operating companies, MSO/cable TV companies, enterprises and government agencies get ahead by adding revenue, reducing expenses and optimizing networks. With wireless and wireline networks in more than 90 countries, we enrich people’s lives by innovating the way the world connects™. Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P 500 and several corporate responsibility indexes including FTSE4Good and eight KLD indexes. www.tellabs.com

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Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter 2009 guidance and cost savings information contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, and overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2009/3q09.pdf

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Third Quarter		Nine Months
In millions, except per-share data	10/2/09	9/26/08	10/2/09	9/26/08
Revenue
Products	$333.8	$368.8	$970.8	$1,149.0
Services	55.5	55.3	165.6	171.7

Total revenue	389.3	424.1	1,136.4	1,320.7

Cost of Revenue
Products	191.1	226.7	538.7	712.5
Services	35.9	35.2	108.1	117.9

Total cost of revenue	227.0	261.9	646.8	830.4

Gross Profit	162.3	162.2	489.6	490.3

Gross profit as a percentage of revenue	41.7%	38.2%	43.1%	37.1%

Gross profit as a percentage of revenue - products	42.8%	38.5%	44.5%	38.0%
Gross profit as a percentage of revenue - services	35.3%	36.3%	34.7%	31.3%

Operating Expenses
Research and development	65.8	74.0	201.6	233.3
Sales and marketing	40.6	42.9	123.9	129.5
General and administrative	24.5	23.7	76.6	75.0
Intangible asset amortization	6.0	6.2	18.0	17.4
Restructuring and other charges	0.3	9.1	11.1	23.2
Goodwill impairment	—	988.3	—	988.3

Total operating expenses	137.2	1,144.2	431.2	1,466.7

Operating Earnings (Loss)	25.1	(982.0)	58.4	(976.4)

Operating earnings (loss) as a percentage of revenue	6.4%	-231.5%	5.1%	-73.9%

Other Income
Interest income, net	3.9	8.3	14.8	28.7
Other income (expense), net	1.3	(7.3)	1.3	(5.0)

Total other income	5.2	1.0	16.1	23.7

Earnings (Loss) Before Income Tax	30.3	(981.0)	74.5	(952.7)
Income tax (expense) benefit	(1.0)	(17.5)	(23.0)	9.8

Net Earnings (Loss)	$29.3	$(998.5)	$51.5	$(942.9)

Net Earnings (Loss) Per Share
Basic	$0.07	$(2.51)	$0.13	$(2.35)

Diluted	$0.07	$(2.51)	$0.13	$(2.35)

Weighted Average Shares Outstanding
Basic	392.3	398.0	394.8	401.1

Diluted	394.2	398.0	396.1	401.1

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	10/2/09	1/2/09
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$322.7	$376.1
Investments in marketable securities	932.0	776.0

Total cash, cash equivalents and marketable securities	1,254.7	1,152.1

Other marketable securities	239.4	179.1
Accounts receivable, net of allowances of $1.7 and $1.4	324.0	332.7
Inventories
Raw materials	22.8	34.2
Work in process	4.2	13.9
Finished goods	100.3	128.8

Total inventories	127.3	176.9
Income taxes	35.4	38.7
Miscellaneous receivables and other current assets	52.6	56.3

Total Current Assets	2,033.4	1,935.8

Property, Plant and Equipment
Land	21.3	21.1
Buildings and improvements	201.4	201.6
Equipment	417.9	420.0

Total property, plant and equipment	640.6	642.7
Accumulated depreciation	(377.4)	(364.4)

Property, plant and equipment, net	263.2	278.3
Goodwill	122.6	122.4
Intangible Assets, Net of Amortization	26.3	44.2
Other Assets	127.3	127.5

Total Assets	$2,572.8	$2,508.2

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$62.5	$84.1
Accrued compensation	73.9	60.7
Restructuring and other charges	12.7	17.7
Income taxes	78.6	73.0
Stock loan	239.4	179.1
Deferred revenue	42.3	34.6
Other accrued liabilities	84.7	91.4

Total Current Liabilities	594.1	540.6

Long-Term Restructuring Liabilities	7.5	13.3
Income Taxes	46.7	59.7
Other Long-Term Liabilities	48.8	48.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
497,236,832 and 495,757,314 shares issued	5.0	5.0
Additional paid-in capital	1,503.7	1,485.9
Treasury stock, at cost: 109,877,033 and 100,088,341 shares	(1,015.9)	(952.4)
Retained earnings	1,234.7	1,183.2
Accumulated other comprehensive income	148.2	124.8

Total Stockholders’ Equity	1,875.7	1,846.5

Total Liabilities and Stockholders’ Equity	$2,572.8	$2,508.2

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months
In millions	10/2/09	9/26/08
Operating Activities
Net earnings (loss)	$51.5	$(942.9)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	55.6	63.7
Loss on disposal of property, plant and equipment	0.5	1.6
Goodwill impairment	—	988.3
Equity-based compensation	15.8	20.9
Deferred income taxes	13.7	(19.9)
Restructuring and other charges	11.1	23.2
Other-than-temporary impairment charges on investments	—	1.4
Net changes in assets and liabilities:
Accounts receivable	18.1	39.1
Inventories	56.3	8.2
Miscellaneous receivables and other current assets	5.1	1.1
Other assets	1.5	15.0
Accounts payable	(29.3)	(24.2)
Restructuring and other charges	(17.5)	(14.8)
Deferred revenue	7.9	(3.1)
Other accrued liabilities	(3.9)	(7.4)
Income taxes	(12.8)	(16.0)
Other long-term liabilities	0.4	(4.5)

Net Cash Provided by Operating Activities	174.0	129.7

Investing Activities
Capital expenditures	(24.9)	(33.1)
Proceeds on disposals of property, plant and equipment	0.5	0.2
Payments for purchases of investments	(947.8)	(1,034.9)
Proceeds from sales and maturities of investments	798.0	1,476.1

Net Cash (Used for) Provided by Investing Activities	(174.2)	408.3

Financing Activities
Proceeds from issuance of common stock under stock plans	1.5	0.8
Repurchase of common stock	(63.5)	(144.9)

Net Cash Used for Financing Activities	(62.0)	(144.1)

Effect of Exchange Rate Changes on Cash	8.8	—

Net (Decrease) Increase in Cash and Cash Equivalents	(53.4)	393.9
Cash and Cash Equivalents - Beginning of Year	376.1	213.0

Cash and Cash Equivalents - End of Period	$322.7	$606.9

RESULTS OF OPERATIONS

For the third quarter of 2009, revenue was $389.3 million, compared with $424.1 million in the third quarter of 2008 as growth in Transport and Services segment revenue was offset by lower Broadband segment revenue. Revenue for the first nine months of 2009 was $1,136.4 million, compared with $1,320.7 million in the comparable period of 2008. On a nine-month basis, revenue declined in all segments.

Consolidated gross profit margin in the third quarter of 2009 was 41.7%, up 3.5 percentage points from 38.2% in the third quarter of 2008. On a nine-month basis, consolidated gross margin was 43.1%, up 6.0 percentage points from 37.1% in 2008. The increase in gross margin across both time periods is primarily the result of profitability improvements on access products and increased data product revenue.

Operating expenses in the third quarter of 2009 were $137.2 million, compared with $1,144.2 million in the third quarter of 2008 when the company recorded a goodwill impairment charge of $988.3 million. Excluding the goodwill impairment, intangible asset amortization and restructuring and other charges from each period, our operating expenses decreased by $9.7 million, compared with the year-ago quarter.

For the first nine months of 2009, operating expenses were $431.2 million, down $1,035.5 million, compared with the first nine months of 2008. Excluding the goodwill impairment, intangible asset amortization and restructuring and other charges from each period, our operating expenses decreased by $35.7 million, compared with the first nine months of 2008.

The reduction in operating expenses across both periods, excluding the goodwill impairment, intangible asset amortization and restructuring and other charges came primarily in research and development costs and represents the company’s continuing efforts to improve profitability by aligning our costs with market conditions.

Revenue (in millions)

	Third Quarter			Nine Months
	2009	2008	Change	2009	2008	Change
Products	$333.8	$368.8	(9.5)%	$970.8	$1,149.0	(15.5)%
Services	55.5	55.3	0.4%	165.6	171.7	(3.6)%

Total revenue	$389.3	$424.1	(8.2)%	$1,136.4	$1,320.7	(14.0)%

Overall product revenue decreased in the three-month period as increased revenue from data products and Transport segment products was offset by lower managed access and access product revenue. In the nine-month period, increased revenue from data products was offset by lower managed access, access and Transport segment product revenue. In the Services segment, the revenue decline for the nine-month period is primarily due to a lower level of deployment services revenue, partially offset by an increase in professional services revenue.

On a geographic basis, revenue from customers in North America (United States and Canada) was $273.4 million in the third quarter of 2009, up 3.6% from the year-ago quarter. This increase is primarily due to increased revenue from North American wireless carriers, partially offset by lower revenue from North American wireline customers. On a nine-month basis, North America revenue totaled $749.9 million, down 16.7% from the comparable period in 2008. This decrease is primarily due to increased revenue from North American wireless carriers, offset by lower revenue from North American wireline carriers.

Revenue from customers outside North America was $115.9 million in the third quarter of 2009, down 27.7% from the year-ago quarter. For the first nine months of 2009, revenue from customers outside North America was $386.5 million, down 8.0% from a year ago. The decrease in both periods resulted from lower revenue in the Europe, Middle East and Africa region and the Latin American region (Mexico, Central and South America and the Caribbean), partially offset by increased revenue in the Asia Pacific region.

Gross Margin

	Third Quarter			Nine Months
	2009	2008	% Point Change	2009	2008	% Point Change
Products	42.8%	38.5%	4.3	44.5%	38.0%	6.5
Services	35.3%	36.3%	(1.0)	34.7%	31.3%	3.4
Consolidated	41.7%	38.2%	3.5	43.1%	37.1%	6.0

The improvement in products gross margin for the third quarter and first nine months of 2009 and the year ago-periods is the result of profitability improvements on access products and increased revenue from data products, which carry gross margins better than the corporate average. The increase in services gross margin between the first nine months of 2009 and the comparable period in 2008 is the result of increased network consulting, support and network design revenue and lower deployment services revenue.

Operating Expenses (in millions)

	Third Quarter			Percent of Revenue
	2009	2008	Change	2009	2008
Research and development	$65.8	$74.0	$(8.2)	16.9%	17.4%
Sales and marketing	40.6	42.9	(2.3)	10.4%	10.1%
General and administrative	24.5	23.7	0.8	6.3%	5.6%

Subtotal	130.9	140.6	(9.7)	33.6%	33.2%

Intangible asset amortization	6.0	6.2	(0.2)
Restructuring and other charges	0.3	9.1	(8.8)
Goodwill impairment	—	988.3	(988.3)

Total operating expenses	$137.2	$1,144.2	$(1,007.0)

	Nine Months			Percent of Revenue
	2009	2008	Change	2009	2008
Research and development	$201.6	$233.3	$(31.7)	17.7%	17.7%
Sales and marketing	123.9	129.5	(5.6)	10.9%	9.8%
General and administrative	76.6	75.0	1.6	6.7%	5.7%

Subtotal	402.1	437.8	(35.7)	35.4%	33.1%

Intangible asset amortization	18.0	17.4	0.6
Restructuring and other charges	11.1	23.2	(12.1)
Goodwill impairment	—	988.3	(988.3)

Total operating expenses	$431.2	$1,466.7	$(1,035.5)

Decreased operating expenses in the third quarter and the first nine months of 2009 were due to the absence of the $988.3 million goodwill impairment and savings, primarily reduced research and development costs, from previously announced cost-reduction programs. Restructuring and other charges of $0.3 million for the third quarter of 2009 and $11.1 million for the first nine months of 2009 are primarily due to severance, facility- and asset-related charges.

Other Income (in millions)

	Third Quarter			Nine Months
	2009	2008	Change	2009	2008	Change
Interest income, net	$3.9	$8.3	$(4.4)	$14.8	$28.7	$(13.9)
Other income (expense), net	1.3	(7.3)	8.6	1.3	(5.0)	6.3

Total other income	$5.2	$1.0	$4.2	$16.1	$23.7	$(7.6)

Interest income, net, declined due to lower interest rates during the third quarter and the first nine months of 2009, compared with the year-ago periods. Other income (expense), net, improved in the third quarter and first nine months of 2009 compared with the same year-ago periods as a result of gains on sales of investments in marketable securities in 2009 compared with losses in 2008.

Income Taxes

For the third quarter of 2009 we recorded an income tax expense of $1.0 million, compared with an income tax expense of $17.5 million for the third quarter of 2008. For the first nine months of 2009 we recorded an income tax expense of $23.0 million, compared with an income tax benefit of $9.8 million for the first nine months of 2008.

Income tax expense for the third quarter 2009 decreased compared to the prior year due to a benefit of $6.8 million related to the release of tax reserves that were no longer required due to an expiration of a statute of limitation. In addition, tax expense for the quarter was reduced due to the absence of a provision recorded in the prior year to establish a valuation allowance against domestic deferred tax assets.

Income tax expense for the first nine months of 2009 increased compared to the prior year primarily due to the absence of a benefit of $34.8 million recorded in the second quarter of 2008 for the favorable resolution of income tax audits. In addition, this increase includes additional tax expense on higher foreign pretax income.

Segments

Segment Revenue (in millions)

	Third Quarter			Nine Months
	2009	2008	Change	2009	2008	Change

Broadband	$205.9	$259.3	(20.6)%	$594.4	$692.9	(14.2)%
Transport	127.9	109.5	16.8%	376.4	456.1	(17.5)%
Services	55.5	55.3	0.4%	165.6	171.7	(3.6)%

Total revenue	$389.3	$424.1	(8.2)%	$1,136.4	$1,320.7	(14.0)%

Segment Profit* (in millions)

	Third Quarter			Nine Months
	2009	2008	Change	2009	2008	Change

Broadband	$49.6	$48.5	2.3%	$141.3	$80.3	76.0%
Transport	28.8	21.7	32.7%	94.9	131.7	(27.9)%
Services	20.0	20.8	(3.8)%	59.2	56.5	4.8%

Total segment profit	$98.4	$91.0	8.1%	$295.4	$268.5	10.0%

*We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, and the impact of equity-based compensation (which contains restricted stock and performance stock units granted after June 30, 2006, and stock options), and the goodwill impairment charge.

Broadband

Revenue

Revenue from the Broadband segment was $205.9 million in the third quarter of 2009, compared with $259.3 million in the prior-year quarter. For the first nine months of 2009, Broadband segment revenue was $594.4 million, compared with $692.9 million in the first nine months of 2008. In both periods, increased revenue from data products was offset by lower managed access and access revenue.

Data product revenue was $81.9 million in the third quarter of 2009, up 21.2% from $67.6 million in the third quarter of 2008. On a nine-month basis, data revenue was $251.5 million, up 61.7% from $155.5 million in the comparable period of 2008. In both periods, revenue benefited from the continuing rollout of our next-generation wireless backhaul solutions in multiple geographies.

Managed access revenue was $37.9 million in the third quarter of 2009, compared with $78.5 million in the third quarter of 2008. For the first nine months of 2009, managed access revenue totaled $124.2 million, compared with $220.7 million in the comparable period of 2008. Revenue from both the Tellabs® 8100 managed access system and the Tellabs® 6300 SDH transport system declined in both periods as we saw weakness in Europe and Latin America and customers continued to migrate to our data products.

Access revenue was $86.1 million in the third quarter of 2009, compared with $113.2 million in the third quarter of 2008. For the first nine months of 2009, access revenue totaled $218.7 million, compared with $316.7 million in the comparable period of 2008. Access revenue declined year-over-year, as several key customers transitioned to alternate network architectures, and will likely continue to decline.

Segment Profit

Broadband segment profit was $49.6 million in the third quarter of 2009, up 2.3% from $48.5 million in the third quarter of 2008. For the first nine months of 2009, Broadband segment profit was $141.3 million, up 76.0% from $80.3 million in the comparable period of 2008. The increase in segment profit in the nine month period was driven by higher data revenue, profitability improvements on access products and lower research and development costs.

Transport

Revenue

Revenue from the Transport segment was $127.9 million in the third quarter of 2009, up 16.8% from $109.5 million in the third quarter of 2008. For the first nine months of 2009, Transport revenue was $376.4 million, compared with $456.1 million in the comparable period of 2008. The increase in revenue for the three-month period was driven by increased sales of optical networking systems, compared with the year-ago period. The decrease in revenue for the nine-month period was primarily related to lower sales across the segment.

Segment Profit

Transport segment profit was $28.8 million in the third quarter of 2009, compared with $21.7 million in the third quarter of 2008. Segment profit for the first nine months of 2009 was $94.9 million, compared with $131.7 million for the first nine months of 2008. The increase in segment profit for the three-month period was driven by higher sales of optical networking systems. In the nine-month period, segment profit declined as a result of lower digital cross-connect revenue.

Services

Revenue

Revenue from the Services segment was $55.5 million for the third quarter of 2009, compared with $55.3 million in the third quarter of 2008. On a nine-month basis, revenue from the Services segment was $165.6 million in 2009, compared with $171.7 million in 2008. The decline in the nine-month period is primarily due to a lower level of deployment services revenue, resulting from lower product revenue, partially offset by an increase in professional services revenue.

Segment Profit

Services segment profit was $20.0 million for the third quarter of 2009, compared with $20.8 million in the third quarter of 2008. For the first nine months of 2009, Services segment profit was $59.2 million, compared with $56.5 million in the comparable period of 2008. In the nine-month period, services segment profit declined primarily due to the lower level of deployment services revenue.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,254.7 million as of October 2, 2009, which increased by $12.0 million during the quarter and $102.6 million since year-end 2008. Cash generated from operating activities during the quarter amounted to $66.0 million. The increase in cash, cash equivalents and marketable securities for the first nine months of 2009 is the result of $174.0 million in cash generated from operating activities, partially offset by cash used to repurchase our common stock and for normal capital expenditures.

On August 6, 2009, our Board of Directors directed management to actively repurchase up to $200 million of our common stock over the following four quarters under the November 2007 authorized program. During the third quarter and first nine months of 2009, we repurchased a total of 9.5 million shares of our common stock at a cost of approximately $62 million. We provide no assurance as to the amount of repurchases to be made or the actual purchase prices.

The majority of our investments are backed by governments or government agencies. We believe that all our investments are highly liquid instruments. We may rebalance our portfolio from time to time, which may affect the duration, credit structure and future income of our investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Our current policy is to use our cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, or to repurchase our common stock.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Third Quarter 2009			Third Quarter 2008
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$333.8	$—	$333.8	$368.8	$—	$368.8
Services	55.5	—	55.5	55.3	—	55.3

Total revenue	389.3	—	389.3	424.1	—	424.1

Cost of Revenue
Products (a)	191.1	(0.3)	190.8	226.7	(0.6)	226.1
Services (a)	35.9	(0.5)	35.4	35.2	(0.6)	34.6

Total cost of revenue	227.0	(0.8)	226.2	261.9	(1.2)	260.7

Gross Profit	162.3	0.8	163.1	162.2	1.2	163.4

Gross profit as a percentage of revenue	41.7%	0.2%	41.9%	38.2%	0.3%	38.5%

Gross profit as a percentage of revenue - products	42.8%	0.0%	42.8%	38.5%	0.2%	38.7%
Gross profit as a percentage of revenue - services	35.3%	0.9%	36.2%	36.3%	1.1%	37.4%

Operating Expenses
Research and development (a)	65.8	(1.1)	64.7	74.0	(1.6)	72.4
Sales and marketing (a)	40.6	(0.9)	39.7	42.9	(1.0)	41.9
General and administrative (a)	24.5	(1.7)	22.8	23.7	(1.3)	22.4
Intangible asset amortization (b)	6.0	(6.0)	—	6.2	(6.2)	—
Restructuring and other charges (c)	0.3	(0.3)	—	9.1	(9.1)	—
Goodwill impairment (d)	—	—	—	988.3	(988.3)	—

Total operating expenses	137.2	(10.0)	127.2	1,144.2	(1,007.5)	136.7

Operating Earnings (Loss)	25.1	10.8	35.9	(982.0)	1,008.7	26.7

Operating earnings (loss) as a percentage of revenue	6.4%	2.8%	9.2%	-231.5%	237.8%	6.3%

Other Income
Interest income, net	3.9	—	3.9	8.3	—	8.3
Other income (expense), net	1.3	—	1.3	(7.3)	—	(7.3)

Total other income	5.2	—	5.2	1.0	—	1.0

Earnings (Loss) Before Income Tax	30.3	10.8	41.1	(981.0)	1,008.7	27.7
Income tax (expense) benefit (f)	(1.0)	(11.9)	(12.9)	(17.5)	8.5	(9.0)

Net Earnings (Loss)	$29.3	$(1.1)	$28.2	$(998.5)	$1,017.2	$18.7

Net Earnings (Loss) Per Share
Basic	$0.07	$—	$0.07	$(2.51)	$2.56	$0.05

Diluted	$0.07	$—	$0.07	$(2.51)	$2.56	$0.05

Weighted Average Shares Outstanding
Basic	392.3		392.3	398.0		398.0

Diluted	394.2		394.2	398.0		398.6

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Nine Months 2009			Nine Months 2008
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Revenue
Products	$970.8	$—	$970.8	$1,149.0	$—	$1,149.0
Services	165.6	—	165.6	171.7	—	171.7

Total revenue	1,136.4	—	1,136.4	1,320.7	—	1,320.7

Cost of Revenue
Products (a)	538.7	(1.3)	537.4	712.5	(1.9)	710.6
Services (a)	108.1	(1.7)	106.4	117.9	(2.6)	115.3

Total cost of revenue	646.8	(3.0)	643.8	830.4	(4.5)	825.9

Gross Profit	489.6	3.0	492.6	490.3	4.5	494.8

Gross profit as a percentage of revenue	43.1%	0.3%	43.3%	37.1%	0.3%	37.5%

Gross profit as a percentage of revenue - products	44.5%	0.2%	44.6%	38.0%	0.2%	38.2%
Gross profit as a percentage of revenue - services	34.7%	1.0%	35.7%	31.3%	1.5%	32.8%

Operating Expenses
Research and development (a)	201.6	(4.4)	197.2	233.3	(7.0)	226.3
Sales and marketing (a)	123.9	(3.2)	120.7	129.5	(4.1)	125.4
General and administrative (a)	76.6	(5.0)	71.6	75.0	(5.4)	69.6
Intangible asset amortization (b)	18.0	(18.0)	—	17.4	(17.4)	—
Restructuring and other charges (c)	11.1	(11.1)	—	23.2	(23.2)	—
Goodwill impairment (d)	—	—	—	988.3	(988.3)	—

Total operating expenses	431.2	(41.7)	389.5	1,466.7	(1,045.4)	421.3

Operating Earnings (Loss)	58.4	44.7	103.1	(976.4)	1,049.9	73.5

Operating earnings (loss) as a percentage of revenue	5.1%	3.9%	9.1%	-73.9%	79.5%	5.6%

Other Income
Interest income, net	14.8	—	14.8	28.7	—	28.7
Other income (expense), net (e)	1.3	—	1.3	(5.0)	0.3	(4.7)

Total other income	16.1	—	16.1	23.7	0.3	24.0

Earnings (Loss) Before Income Tax	74.5	44.7	119.2	(952.7)	1,050.2	97.5
Income tax (expense) benefit (f)	(23.0)	(13.0)	(36.0)	9.8	(40.2)	(30.4)

Net Earnings (Loss)	$51.5	$31.7	$83.2	$(942.9)	$1,010.0	$67.1

Net Earnings (Loss) Per Share
Basic	$0.13	$0.08	$0.21	$(2.35)	$2.52	$0.17

Diluted	$0.13	$0.08	$0.21	$(2.35)	$2.52	$0.17

Weighted Average Shares Outstanding
Basic	394.8		394.8	401.1		401.1

Diluted	396.1		396.1	401.1		402.0

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We began to include equity-based compensation expense in our GAAP operating results in accordance with Statement of Financial Accounting Standards (SFAS) 123(R), Share-Based Payment in January 2006. Because of varying available valuation methodologies, subjective assumptions, and the variety of award types, which affect the calculations of equity-based compensation, we believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of our operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our core operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in our recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our core operating performance. Accordingly, we analyze the performance of our operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they are not related directly to the underlying performance of our core business operations. Restructuring and other charges result from events that often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

(d)	We recorded a $988.3 million goodwill impairment charge in the third quarter of 2008, of which $594.2 million related to the Broadband segment and $394.1 million related to the Transport segment. We believe this non-cash GAAP measure is not indicative of our core operating performance.

(e)	The $0.3 million adjustment to Other income, net in 2008 reflects a $0.6 million write-down of a long-term equity investment in a start-up technology company offset by a $0.3 million gain on a sale of a long-term equity investment in a start-up technology company. We exclude write-downs and gains on sales of long-term equity investments in partnerships and start-up technology companies because we believe that they are not related directly to the underlying performance of our working capital assets.

(f)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. The tax adjustment reflects the difference between these computations, and takes into account the impact of (i) the effect on our global effective tax rate of adjusting pretax earnings in multiple jurisdictions at differing tax rates; and (ii) the valuation allowance maintained against our domestic deferred tax assets, which is included in our GAAP expense but excluded from our non-GAAP expense. In addition, non-GAAP tax expense for 2008 has been restated to exclude a benefit of $34.8 million related to favorable audit settlements.